Exhibit 99.1

	Zales Jewelers	Executive Office:

	Zales Outlet	901 West Walnut Hill Lane

	Zale Direct	Irving, Texas 75038-1003

	Gordon’s Jewelers	972.580.4000

	Peoples Jewellers	Fax 972.580.5523

ZALE CORPORATION	Mappins Jewellers	www.zalecorp.com

Piercing Pagoda

NEWS RELEASE

CONTACT:	David H. Sternblitz
Vice President and Treasurer
(972) 580-5047

ZALE CORPORATION REPORTS EPS LOSS OF $0.42 FOR THE THIRD QUARTER OF FISCAL 2008

•                  Warranty adjusted EPS loss of $0.17 for the third quarter

•                  5.8% increase in third quarter comparable store sales

•                  Better-than-expected progress on inventory reduction program

•                  Approximately 8.1 million shares repurchased during third quarter

•                  13.8 million shares repurchased fiscal YTD at an average price of $18.06

DALLAS, Texas, May 22, 2008 - Zale Corporation (NYSE: ZLC), a leading specialty retailer of fine jewelry in North America, today reported a net loss from continuing operations for the third quarter of fiscal 2008 of $17.4 million, or $0.42 per share, compared to a loss of $5.0 million, or $0.10 per share for the third quarter of fiscal 2007.

In February, Zale launched a program to permanently reduce inventory levels in order to better clarify merchandise presentation, improve inventory efficiency and to help position the Company for the future.  The Company’s goal was to achieve a $100 million reduction in inventory at an anticipated 500 basis point negative impact on gross margin in the second half of fiscal 2008.  During the third quarter, the clearance strategy exceeded expectations, resulting in the liquidation of $55 million of inventory with a 460 basis point reduction in gross margin.  Earnings per share for the quarter was negatively impacted compared to the prior year reflecting the gross margin compression related to the liquidation, the Company’s aggressive stock repurchases, and a change to the effective tax rate.

“We are very pleased with our progress this quarter against our plan,” said Neal Goldberg, President and Chief Executive Officer.  “We have a focused agenda to improve performance and the team has stayed locked-in on achieving our objectives.  This includes focusing on our core customer by clarifying our merchandise offering, improving our value proposition and simplifying our marketing message that is led by product and supported by price.  We are enhancing our operational effectiveness through the implementation of our efficiency program and the proper alignment of the organizational structure.  Finally, we are maintaining financial rigor and discipline by executing on our inventory liquidation program, generating savings from the $65 plus million in identified expense reductions and returning value to shareholders through a significant stock repurchase program.”

Third Quarter of 2008

•                  Revenues for the third quarter ended April 30, 2008 were $477 million compared to $449 million last year, an increase of 6.2%.

•                  Comparable store sales for the third quarter increased 5.8%.

•                  Unrecognized revenues related to warranty sales increased $17 million or $0.25 per diluted share.  This compares to an increase in unrecognized revenue of $19 million or $0.23 per diluted share in the third quarter of last year.  Including the impact of unrecognized revenues, the adjusted loss is $0.17 per share this year compared to earnings of $0.10 per diluted share last year including a $0.03 negative impact from derivatives.

•                  Repurchased approximately 8.1 million shares during the third quarter.  Shares outstanding were 35.5 million at April 30, 2008.

First Nine Months of 2008

•                  Revenues for the nine months ended April 30, 2008 were $1.68 billion compared to $1.72 billion last year, a decrease of 2.4%.

•                  Comparable store sales for the nine months ended April 30, 2008 decreased 2.3%.

•                  Unrecognized revenue related to warranty sales increased $64 million or $0.86 per diluted share.  This compares to an increase in unrecognized revenue of $47 million or $0.59 per diluted share for the nine months ended April 30, 2007.

Including the impact of unrecognized revenues, adjusted earnings are $1.05 per diluted share this year compared to $1.57 per diluted share last year including a $0.01 gain from derivatives.

•                  The earnings from continuing operations for the nine months ended April 30, 2008 were $8.6 million, or $0.19 per diluted share, compared to earnings of $47.4 million, or $0.97 per diluted share for the nine months ended April 30, 2007.

•                  Approximately 13.8 million shares repurchased fiscal YTD at an average price of $18.06.  This represents approximately $250 million of the $300 million stock repurchase authorization – a 28% reduction in actual shares in fiscal 2008.  Approximately $50 million remaining in authorization.

A conference call will be held today at 9:00 a.m. Eastern Time. Parties interested in participating should dial 800-679-2671 or 706-643-7467 five minutes prior to the scheduled start time.  A webcast of the call, as well as a replay, will be available on the Company’s Web site at www.zalecorp.com. For additional information, contact Investor Relations at 972-580-5047.

About Zale Corporation

Zale Corporation is a leading specialty retailer of fine jewelry in North America, operating approximately 2,150 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation’s brands include Zales Jewelers, Zales Outlet, Gordon’s Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates online at www.zales.com and www.gordonsjewelers.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

This release contains forward-looking statements, including statements regarding the strategies being implemented by the Company and their future success, including the reduction of inventory and estimated annualized savings from expense reductions. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company’s actual results to differ materially from the results expressed in the forward-looking statements.  These factors include, but are not limited to: if the general economy performs poorly, discretionary spending on goods that are, or are perceived to be, “luxuries” may not grow and may even decrease; the concentration of a substantial portion of the Company’s sales in three, relatively brief selling seasons means that the Company’s performance is more susceptible to disruptions; most of the Company’s sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company’s ability to obtain and produce products at favorable prices; the Company’s sales are dependent upon mall traffic; the Company operates in a highly competitive industry; changes in regulatory requirements or in the Company’s private label credit card arrangement with Citi may increase the cost or adversely affect the Company’s operations and its ability to provide consumer credit and write credit insurance; acquisitions involve special risks, including the possibility that the Company may not be able to integrate acquisitions into its existing operations. For other factors, see the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2007.  The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.

ZALE CORPORATION AND SUBSIDIARIES

CONSOLIDATED SELECTED FINANCIAL INFORMATION

(Unaudited, Dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	April 30		April 30
	2008	2007	2008	2007

Revenues	$476,736	$448,956	$1,681,819	$1,722,811
Cost of Sales	250,196	214,837	849,082	827,429
Gross Margin	226,540	234,119	832,737	895,382
% of Revenue	47.5%	52.1%	49.5%	52.0%
Selling, General and Administrative	231,660	221,865	754,409	750,071
% of Revenue	48.6%	49.4%	44.9%	43.5%
Cost of Insurance Operations	1,875	2,108	5,087	5,290
Depreciation and Amortization	14,887	14,097	45,117	42,023
Derivative (Gain) Loss	0	(155)	0	7,073
Operating (Loss) Earnings	(21,882)	(3,796)	28,124	90,925
% of Revenue	-4.6%	-0.8%	1.7%	5.3%
Interest Expense	1,769	4,346	9,590	15,239
(Loss) Earnings Before Income Taxes	(23,651)	(8,142)	18,534	75,686
Income Tax (Benefit) Expense	(6,254)	(3,141)	9,934	28,294
(Loss) Earnings from continuing operations	(17,397)	(5,001)	8,600	47,392
Earnings from discontinued operations, net of taxes	604	1,051	7,084	10,323
Net (Loss) Earnings	$(16,793)	$(3,950)	$15,684	$57,715

Basic (Loss) Earnings Per Common Share:
(Loss) Earnings from continuing operations	$(0.42)	$(0.10)	$0.19	$0.98
Earnings from discontinued operations	$0.02	$0.02	$0.16	$0.21
Net (Loss) Earnings per share	$(0.40)	$(0.08)	$0.35	$1.19

Diluted (Loss) Earnings Per Common Share:
(Loss) Earnings from continuing operations	$(0.42)	$(0.10)	$0.19	$0.97
Earnings from discontinued operations	$0.02	$0.02	$0.16	$0.21
Net (Loss) Earnings per share	$(0.40)	$(0.08)	$0.35	$1.18

Weighted Average Number of Common Shares Outstanding:
Basic	41,568	48,975	45,319	48,580
Diluted	41,568	48,975	45,414	48,994

ZALE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET DATA

(Unaudited, Dollars in thousands)

			Difference
	April 30,	April 30,	April 2008 vs April 2007
	2008	2007	Amount	Percent
ASSETS
Current Assets:
Cash and cash equivalents	$67,648	$52,621	$15,027	28.6%
Merchandise inventories	866,961	1,086,487	(219,526)	-20.2%
Other current assets	91,917	112,060	(20,143)	-18.0%
Total current assets	1,026,526	1,251,168	(224,642)	-18.0%

Property and equipment	713,513	730,070	(16,557)	-2.3%
Less accumulated depreciation and amortization	(427,445)	(428,256)	811	-0.2%
Net property and equipment	286,068	301,814	(15,746)	-5.2%

Goodwill	105,011	97,901	7,110	7.3%
Other assets	35,953	35,883	70	0.2%
Deferred tax asset	3,963	—	3,963	0.0%
Total Assets	$1,457,521	$1,686,766	$(229,245)	-13.6%

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable and accrued liabilities	$287,236	$321,791	$(34,555)	-10.7%
Deferred tax liability	56,521	70,073	(13,552)	-19.3%
Total current liabilities	343,757	391,864	(48,107)	-12.3%

Long-term debt	269,106	290,050	(20,944)	-7.2%
Deferred tax liability	—	19,125	(19,125)	-100.0%
Other liabilities	159,962	95,121	64,841	68.2%

Contingencies

Stockholders’ Investment:
Common stock	559	492	67	13.6%
Additional paid-In capital	143,305	136,015	7,290	5.4%
Accumulated other comprehensive income	53,356	37,524	15,832	42.2%
Accumulated earnings	883,795	866,575	17,220	2.0%
	1,081,015	1,040,606	40,409	3.9%
Treasury stock	(396,319)	(150,000)	(246,319)	164.2%
Total stockholders’ investment	684,696	890,606	(205,910)	-23.1%

Total liabilities and stockholders’ investment	$1,457,521	$1,686,766	$(229,245)	-13.6%

Reconciliation of GAAP Information to Non-GAAP basis for 3rd Quarter fiscal 2007, diluted:

	Three Months Ended		Nine Months Ended
	April 30, 2007		April 30, 2007
	Amount	Per Share	Amount	Per Share
Net (Loss) Earnings from Continuing Operations, Per Above	$(5,001)	$(0.10)	$47,392	$0.97
Impact of Derivatives	(1,568)	(0.03)	641	0.01
Change in Deferred Revenue	11,329	0.23	28,777	0.59
Net Earnings, as adjusted	$4,760	$0.10	$76,810	$1.57

Impact on GAAP Information from Deferred Revenue for the 3rd Quarter fiscal 2008, diluted:

	Three Months Ended		Nine Months Ended
	April 30, 2008		April 30, 2008
	Amount	Per Share	Amount	Per Share
Net (Loss) Earnings from Continuing Operations, Per Above	$(17,397)	$(0.42)	$8,600	$0.19
Change in Deferred Revenue	10,430	0.25	39,144	0.86
Net (Loss) Earnings, as adjusted	$(6,967)	$(0.17)	$47,744	$1.05